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Exhibit 99

Zamba Solutions Announces $2 Million Equity Investment

Joe Costello, Vice Chairman of ZAMBA's Board of Directors, Demonstrates Commitment to Company's Long-term Plans

MINNEAPOLIS & SAN JOSE, Calif.—(BUSINESS WIRE)—July 2, 2001—ZAMBA Solutions (Nasdaq: ZMBA), a leading customer relationship management (CRM) consulting and systems integration company for Global 2000 organizations, today announced a $2 million equity investment made on June 29, 2001 by Joseph B. Costello, vice chairman of ZAMBA's board of directors.

"I have a long association with ZAMBA, both as an investor and a board member, and strongly believe in its vision, CRM focus and the capabilities of its management team," said Costello. "I am bullish about ZAMBA's ability to capitalize on the CRM opportunities that are evident in the marketplace today. Their consultants are second to none, their delivery capabilities are world-class, and they have the operational processes and efficiencies in place to grow to be the leader. My investment is a demonstration of both my personal commitment to ZAMBA and confidence in its future."

"We are happy to have investors like Joe with a high level of confidence in what ZAMBA is doing," said Doug Holden, president and CEO at ZAMBA. "This infusion of capital will help us focus on winning new business and rapidly execute on our vision of being a market dominant CRM player."

About ZAMBA Solutions

ZAMBA Solutions is a leading customer relationship management (CRM) consulting and systems integration company for Global 2000 organizations. One of the largest companies focused exclusively on CRM services, ZAMBA helps clients better anticipate, understand and respond to the needs of their current and potential customers through integrated, multi-channel solutions. Based on the Company's CRM expertise and experience, ZAMBA has created an end-to-end blueprint of industry-leading solutions addressing each aspect of CRM, including CRM strategy, analytics and marketing, contact center, content and commerce, field sales, field services and enterprise integration. The company has offices in Boston, Colorado Springs, Denver, Minneapolis, San Jose and India. For more information, contact ZAMBA at www.ZAMBAsolutions.com or (800) 677-9783.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, the growth rate of the marketplace for customer-centric solutions, our ability to develop skills in implementing customer-centric solutions, the ability of our partners to maintain competitive products, the impact of competition and pricing pressures from actual and potential competitors with greater financial resources, our ability to obtain large-scale consulting services agreements, client decision-making processes, changes in expectations regarding the information technology industry, our ability to hire and retain competent employees, possible changes in collections of accounts receivable, changes in general economic conditions and interest rates, and other factors identified in our filings with the Securities and Exchange Commission.

"ZAMBA Solutions" is a trade name under which Zamba Corporation conducts operations.

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  Exhibit 99
Zamba Solutions Announces $2 Million Equity Investment